SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

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                      TIAA CREFF Institutional Mutual Funds
                (Name of Registrant as Specified in its Charter)

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                 TIAA-CREF Tuition Financing, Inc. Response to:
                 ----------------------------------------------

    ScholarShare Investment Board Questions on TIAA-CREF's Preliminary Proxy
    ------------------------------------------------------------------------
                          Statement Filed June 17, 2005
                          -----------------------------

1. How and when would approving this proposal affect the SIB and ScholarShare participants?

Under the current contract between TFI and the SIB, there would be no impact on the fees or services provided to SIB or ScholarShare participants. As you know, the contract provides for a unitary fee of 0.70%. Therefore, any increase in the cost of the TIAA-CREF Institutional Mutual Funds that serve as underlying investments for ScholarShare would not affect the amount of fees charged.

2. If approved, does TIAA-CREF expect an increase in ScholarShare's current rate of 70 basis points? If so, when?

As noted above in the answer to #1, even if the TIAA-CREF Institutional Mutual Funds that serve as underlying investments for ScholarShare increase their fees, there will be no impact on ScholarShare's fees under the current contract.

3. ScholarShare believes that a change in the current rate of 70 basis points would require a contract amendment, as would an increase in administrative or 12b-1 fees. Do you agree? If so, is TIAA-CREF planning to ask for contract amendment?

TFI has no intention to renegotiate or amend its current contract with the SIB in light of the repricing of the TIAA-CREF Institutional Mutual Funds. ScholarShare will continue to pay TFI a unitary fee of 70 basis points for the term of the current agreement for all services provided to ScholarShare.

4. If the fees currently stay at 70 basis points, and the underlying mutual fund fees go up, does this mean that marketing/administration will receive less relative to the mutual fund related investment functions/operations?

TFI can assure you that the repricing of the TIAA-CREF Institutional Mutual Funds will in no way reduce or otherwise affect the amount of resources dedicated to ScholarShare's non-investment functions, such as marketing or administration under the current contract.

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5.   Would SIB vote on the addition of 12b-1 fees? If not, why are they included in the [preliminary] proxy statement? How would the 12b-1 fees directly or indirectly affect SIB and ScholarShare participants?

The Funds' investment advisor, Teachers Advisors, has clarified that the proposal to implement a 12b-1 fee relates only to Retail Class shares. Therefore, SIB will not have the right to vote on this proposal because ScholarShare owns only Institutional Class shares of the Funds. SIB will receive a version of the proxy statement that does not include the proposal to implement a 12b-1 fee. The approval of 12b-1 fees by Retail Class shareholders would have no direct effect on SIB or ScholarShare participants.

6. The [preliminary] proxy statement indicates that participants would benefit from 12b-1 fees because they would increase the number of shareholders and assets, which would potentially reduce fees. The proposed 12b-1 fees are as much as 25 basis points, but potential fee decreases only appear to be a few basis points. Please explain how this would potentially decrease and not increase fees.

As noted in our answer to #5 above, the implementation of 12b-1 fees does not apply to SIB and ScholarShare participants because they do not hold Retail Class shares on which such 12b-1 fees would be charged.

7. What are "other expenses" listed on page 28? Why would expenses on passive funds also increase?

TFI has been advised by Teachers Advisors that the Funds' "other expenses" include the non-investment management costs and services paid directly by the Funds, such as audit and legal fees, blue sky fees, and custody and transfer agency expenses. These "other expenses" are the actual direct costs of the Funds and tend not to vary widely based on the investment strategy of the Funds.

8. When would the $25 administrative fee go into effect? When would this change affect SIB or ScholarShare participants?

As with the proposed 12b-1 fees, Teachers Advisors has clarified to TFI that the small account balance fee would affect only Retail Class share accounts, so the SIB and ScholarShare participants would not be subject to such new fees.

9. Would any of the fee increases (referred to in above questions) have any affect on GSP?

None of the proposals contemplated by the TIAA-CREF Institutional Mutual Funds would affect the GSP because the GSP is entirely invested in a different product -- a funding agreement issued by the TIAA-CREF Life Insurance Company.

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10.  On page 23 the [preliminary] proxy statement says that the proposed fee increases are the result of "expenses that the Advisor has incurred and continues to incur." If fees are increased, will participants be paying for past losses?

TFI has been advised by Teachers Advisors that while past and anticipated losses were some of the major reasons for proposing fee increases for the Funds, any increased fees received by Teachers Advisors will be used solely to compensate it for the current management of the Funds, and not to recoup any prior losses.

11. Also, on page 23 it states, "In 2002 the Advisor decreased its fees, even as costs were rising, resulting in increased losses to the Advisor." On page 19, the 2002 fee decreases were described as substantial. Why were these fees lowered and by how much? This seems to be a major change in cost strategy in a short period of time. Please explain.

In 2002, in keeping with TIAA-CREF's commitment to low cost and transparency to shareholders, management made a decision to eliminate the existing waivers on Fund advisory fees and simultaneously reduce the level of advisory fees down to the actual fees then being charged to the Funds. While this reduced pricing flexibility, management determined that it was important for the organization to stand behind its low stated fees, and to assure shareholders that any increases in advisory fees would not be implemented without the approval of shareholders. Despite these good intentions, it has since become clear that Teachers Advisors cannot continue to operate the Funds at these low fee levels, due to increasing overall costs and the need to make enhancements. For this reason, management is now asking Fund shareholders to approve advisory fee increases.

12.  Why is the Social Choice Fund classified as an active fund?

The Social Choice Equity Fund is classified as a "specialty" fund, by prospectus. Teachers Advisors has informed us that the Social Choice Equity Fund is a passively managed fund that invests in securities included in the Fund's benchmark (the Russell 3000 Index). However, the portfolio securities must also meet the criteria of certain social screens maintained by KLD Research & Analytics, Inc. The social screening process results in a Fund with a higher level of expected tracking error when compared to a pure index fund. Due to the additional social screen overlay, Teachers Advisors deemed it appropriate to categorize the Social Choice Equity Fund as an actively managed fund.

Notwithstanding this categorization as an actively managed fund, Teachers Advisors has informed us that due to the unique nature of the Social Choice Equity Fund, its proposed advisory fee rate is lower than the proposed advisory fee rates for the other actively managed funds, but also higher than the advisory fee rates for the pure passively managed (index) funds.

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13.  Why is the retirement class chart on page 29 included? The number corresponding to the Growth & Income Fund is 4.22. Is this number correct? If not, what is the correct value?

Teachers Advisors has confirmed to TFI that the numbers in the chart are correct. As SIB and ScholarShare participants do not hold Retirement Class shares, they will not be subject to this level of expenses. However, the chart has been included because the proxy statement will also be sent to Retirement Class shareholders, for whom this is important and required disclosure.

14. The [preliminary] proxy statement says that most of the funds would only make a modest profit. Does this mean that some funds will make more than a modest profit? If so what will be done with that profit? Will a portion of it go to offset the costs of not raising the underlying fees of the underperforming funds until 2007?

Teachers Advisors has clarified to TFI that individual Funds do not make profits; instead, Teachers Advisors may make a profit on its management and operation of the Funds as a whole. As noted in the proxy statement, the Board of Trustees, on behalf of Fund shareholders, reviewed Teachers Advisors' prospective profitability on both a Fund-by-Fund and aggregate basis before recommending the new fee structure. In their cover letter to the proxy statement, the Fund Trustees state that in approving the new fees, they determined that "the proposed increase in fees would not unduly benefit the advisor at the expense of Fund shareholders." The Trustees have also committed to providing ongoing oversight of the Funds by annually monitoring the level of fees and Teachers Advisors' profits to ensure that they are reasonable.

15. Why are the funds that earned a modest profit (i.e., Large Cap Value) also increasing their fees? Please identify which funds are expected to make more or less than a modest profit?

As noted in the answer to #14, Teachers Advisors has clarified to TFI that individual Funds do not make profits; instead, Teachers Advisors may make a profit on its management and operation of the Funds as a whole. In making its fee recommendations to the Board, Teachers Advisors assessed many factors beyond the absolute level of fees, such as creating rationalized and consistent pricing across similar funds, anticipating increased regulatory and other costs and providing for pricing flexibility.

16. Please provide more detailed information about the peer groups referred to in the proxy statement. Identify the median peer for each category.

The peers referred to in the proxy statement are those funds identified by Lipper, Inc. ("Lipper"), an independent provider of investment company data, as appropriate peers for purposes of analyzing expenses for the subject fund. For purposes of approving the new investment management agreement, the Board of Trustees examined data compiled by Lipper for each subject fund, showing comparative expenses as compared with both a

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small peer group, as well as compared to the Lipper universe of funds. The small comparative peer groups were selected by Lipper using its standard methodology, which takes into account fund type, investment classification/objective, load type and similar 12b-1/non-12b-1 service fees, asset (size) comparability and expense components and attributes. The Lipper universe of funds includes the subject fund and all other institutional funds within the Lipper investment classification/objective with similar load types, excluding outliers identified by Lipper (those funds that lie on the outer extremes of the data). Note that the median total expense ratio table in the proxy statement is based on the Lipper universe. Below is a chart identifying the Lipper classification/objective for each subject fund, and the total number of funds in the Lipper comparative peer group and peer universe.

                                      ------------------------------------------------------
                                      Lipper Classification         # of Funds in:
                                                           ---------------------------------
                                                                Group          Universe
              ------------------------------------------------------------------------------
              Growth Equity             Large-Cap Growth          15             146
              ------------------------------------------------------------------------------
              Growth & Income            Large-Cap Core           15             176
              ------------------------------------------------------------------------------
              Large-Cap Value            Multi-Cap Value          15              96
              ------------------------------------------------------------------------------
              Mid-Cap Growth             Mid-Cap Growth           15             100
              ------------------------------------------------------------------------------
              Mid-Cap Value               Mid-Cap Value           15              50
              ------------------------------------------------------------------------------
              Small-Cap Equity           Small-Cap Core           15             114
              ------------------------------------------------------------------------------
              Social Choice Equity       Multi-Cap Core           15              93
              ------------------------------------------------------------------------------
              Real Estate Securities       Real Estate            15              40
              ------------------------------------------------------------------------------
              International Equity       Int'l Multi-Cap          15             154
                                           Core, Int'l
                                        Multi-Cap Value,
                                      Int'l Large-Cap Core
              ------------------------------------------------------------------------------
              Inflation-Linked Bond     TIPS Funds, short         9               10
                                       U.S. Treasury Funds
              ------------------------------------------------------------------------------
              Bond                        Intermediate            15             121
                                      Investment Grade Debt
              ------------------------------------------------------------------------------
              Money Market             Institutional Money        15             249
                                             Market
              ------------------------------------------------------------------------------

17. TIAA-CREF's reorganization, to this point, has involved cost cutting measures. What accounts for the change towards increasing the capacity of the investment staff? What specific personnel changes are planned as a result of these fee increases?

While TIAA-CREF's reorganization has involved cost cutting measures, much of the reorganization has focused on the redeployment of business assets and personnel to new or other existing operations within the organization. With respect to the investment staff, Teachers Advisors has advised us that they have conducted an internal analysis, which concluded that they need additional capacity to continue to provide appropriate research coverage and portfolio management for their current number of investment mandates. Therefore, its investment research area intends to add analysts so that it can provide additional coverage for individual companies and industry sectors on a global scale, as well as adding portfolio managers to help manage the mutual funds and other accounts. We have been informed by Teachers Advisors that it has already begun implementing these additions to staff.

18. If the Retail Funds vote not to merge with the Institutional Funds, what is expected to happen? Is there expected to be a time period between when the Institutional Mutual Fund fees go up (if they do) and the Retail Mutual Funds go up (if they do)?

Teachers Advisors has advised TFI that, in consultation with both Funds' Boards, it has been working on a proposal to merge the Retail Funds into the Institutional Funds. However, the merger proposal has not yet been approved by either Board. As part of its proposal, Teachers Advisors is expected to present to the Retail Fund Board a range of preferred alternatives if the mergers are not approved, which may include closing or liquidating the Retail Funds. Also, Teachers Advisors has informed TFI that the implementation of repricing is not scheduled to coincide with the effective date of the mergers.

19. The [preliminary] proxy statement refers to the termination of transfer agent services. Does this refer to the relationship with State Street Bank and/or BFDS? Would this termination affect SIB or ScholarShare participants? If so, how?

Teachers Advisors has informed TFI that there is no current intention to terminate or materially change the Funds' transfer agency services.

20. If the proposal is not approved, what does it mean that the advisor will not be able to continue in its role? Does this indicate that CREF intends to move away from active management and/or its 529 business?

Teachers Advisors has advised TFI that it would be forced to recommend to the Funds' Board of Trustees other courses of action if the repricing proposal is not approved, because Teachers Advisors cannot continue to sustain losses in the operation of the Funds. Such alternative courses of action could include closing some or all of the Funds to new investments or liquidating them entirely. At this time, TIAA-CREF does not intend to move away from active management or the 529 business.

21. Are the proposed fee increases part of a long-term plan to change TIAA-CREF's non-profit status? Does TIAA-CREF expect or plan to go public?

Teachers Advisors has informed TFI that the repricing proposal is not part of a long-term plan to change TIAA-CREF's non-profit status. Additionally, there is no current intention, expectation or plan for TIAA-CREF to become a public company.